For Immediate Release
Thursday, October 9, 2014
Contacts: Ryan Hornaday, SVP/Finance & Treasurer
rhornaday@emmis.com
Patrick Walsh, CFO/COO, pwalsh@emmis.com
317.266.0100

Emmis Announces Second Quarter Earnings
Reported Revenues up 12.5%; Emmis Radio Stations Continue Share Gains

Indianapolis... Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its second fiscal quarter ending August 31, 2014.

Emmis’ radio net revenues for the second fiscal quarter were up 15%, from $41.2 million to $47.6 million. This includes reported revenue from New York’s WBLS 107.5 FM and WLIB 1190 AM, which Emmis began operating pursuant to a Local Marketing Agreement (“LMA”) on March 1, 2014. On a pro forma basis, assuming results for WBLS and WLIB were included in the same quarter of the prior year and consistent with Miller Kaplan reporting, which excludes barter revenues and syndication revenues, Emmis’ radio net revenues would have been down 1.7%. This compares favorably to our local radio market revenues, which were down 5.1% during the fiscal quarter on the same basis.

Consistent with Miller Kaplan reporting, which excludes barter revenues and syndication revenues, Emmis’ pro forma radio net revenues are pacing up mid to high single digits for its third fiscal quarter.

Publishing net revenues were up 3% in the second fiscal quarter, driven by higher advertising rates and an increase in custom publishing business.
For the second fiscal quarter, operating income was $12.5 million, compared to $5.7 million for the same quarter of the prior year. Emmis’ station operating income for the second fiscal quarter was $15.2 million, compared to $14.2 million for the same quarter of the prior year.
“While the summer months were challenging for the radio industry, our employees once again delivered revenue share gains. In addition, our most recent ratings significantly outperformed during September, highlighted by Power 106 holding the top spot in LA with both 18-34 and 18-49 audiences,” Jeff Smulyan, President & CEO of Emmis said. “Pacings have improved, looking much stronger for the fall than the summer. Momentum is continuing to build for NextRadio, the Emmis-led industry initiative to make FM broadcast radio available on smartphones and tablets, as we approach 1 million downloads. Average time spent listening per NextRadio session is 50% higher than the radio broadcasting industry average, and as we have gained significant broadcaster involvement and increased listener satisfaction, we are seeing increased interest from other carriers, handset makers and automakers.”

A conference call regarding earnings will be hosted today at 9 a.m. Eastern by dialing 1-517-623-4891. Questions may be submitted via email to ir@emmis.com. A replay of the call will be available until 6 p.m. on Thursday, October 23 by dialing 1-203-369-1922.

Emmis has included supplemental station operating expenses and certain other financial data on its website, www.emmis.com under the “Investors” tab.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Operating Income is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States.

Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding depreciation, amortization and non-cash compensation. A reconciliation of station operating income to operating income is attached to this press release.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

Emmis Communications - Great Media, Great People, Great Service®
About Emmis Communications
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 9th largest radio portfolio in the United States based on total listeners. Emmis owns 19 FM and 4 AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•general economic and business conditions;
•fluctuations in the demand for advertising and demand for different types of advertising media;
•our ability to service our outstanding debt;
•competition from new or different technologies;
•increased competition in our markets and the broadcasting industry;
•our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•increases in the costs of programming, including on-air talent;
•inability to grow through suitable acquisitions or to consummate dispositions;
•changes in audience measurement systems
•new or changing regulations of the Federal Communications Commission or other governmental agencies;
•war, terrorist acts or political instability; and
•other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, amounts in thousands, except per share data)

	Three months ended August 31,		Six months ended August 31,

	2014	2013	2014	2013
OPERATING DATA:
Net revenues:
Radio	$47,598	$41,237	$92,588	$78,156
Publishing	14,113	13,708	28,791	27,368
Emerging Technologies	113	22	169	29
Total net revenues	61,824	54,967	121,548	105,553
Station operating expenses excluding depreciation and amortization expense and LMA fees:
Radio	31,170	27,449	58,530	50,193
Publishing	14,513	13,938	29,453	28,739
Emerging Technologies	610	551	1,236	718
Total station operating expenses excluding depreciation and amortization expense and LMA fees	46,293	41,938	89,219	79,650
Corporate expenses excluding depreciation and amortization expense	3,341	5,070	8,231	9,470
LMA fees	383	—	4,208	—
Hungary license litigation and related expenses	192	1,043	284	1,295
Depreciation and amortization	1,591	1,213	2,944	2,389
Gain on contract settlement	(2,500)	—	(2,500)	—
Gain on sale of assets	—	(1)	(3)	(1)
Operating income	12,524	5,704	19,165	12,750
Interest expense	(4,878)	(1,808)	(6,478)	(3,729)
Loss on debt extinguishment	(1,455)	—	(1,455)	—
Other income, net	168	33	179	40
Income before income taxes	6,359	3,929	11,411	9,061
Provision for income taxes	2,167	4	4,552	179
Consolidated net income	4,192	3,925	6,859	8,882
Net income attributable to noncontrolling interests	1,432	1,354	3,143	2,835
Net income attributable to the Company	2,760	2,571	3,716	6,047
Gain on extinguishment of preferred stock	—	76	—	325
Net income attributable to common shareholders	$2,760	$2,647	$3,716	$6,372

Basic net income per common share	$0.06	$0.06	$0.09	$0.15
Diluted net income per common share	$0.06	$0.05	$0.08	$0.13

Basic weighted average shares outstanding	42,525	41,151	42,337	41,313
Diluted weighted average shares outstanding	47,544	46,937	47,479	46,361

	Three months ended August 31,		Six months ended August 31,

	2014	2013	2014	2013

OTHER DATA:
Station operating income (See below)	$15,216	$14,242	$28,591	$27,369
(Refund from) cash paid for income taxes, net	(35)	(138)	243	(804)
Cash paid for interest	1,025	1,586	2,395	3,285
Capital expenditures	1,050	841	1,675	1,857

Noncash compensation by segment:
Radio	$45	$811	$315	$980
Publishing	23	402	155	486
Corporate & Emerging Technologies	515	1,206	1,061	1,616
Total	$583	$2,419	$1,531	$3,082

COMPUTATION OF STATION OPERATING INCOME:
Operating income	$12,524	$5,704	$19,165	$12,750
Plus: Depreciation and amortization	1,591	1,213	2,944	2,389
Plus: Hungary litigation expense and related costs	192	1,043	284	1,295
Plus: Corporate expenses	3,341	5,070	8,231	9,470
Plus: Station noncash compensation	68	1,213	470	1,466
Less: Gain on contract settlement	(2,500)	—	(2,500)	—
Less: Gain on sale of assets	—	(1)	(3)	(1)
Station operating income	$15,216	$14,242	$28,591	$27,369

SELECTED BALANCE SHEET INFORMATION:	August 31, 2014	February 28, 2014
Total Cash and Cash Equivalents	$6,398	$5,304
Credit Agreement Debt	$199,500	$54,000
98.7FM Nonrecourse Debt	$72,722	$74,942